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                                                                    EXHIBIT 99.1

[CELERIS CORPORATION LETTERHEAD]

CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223

              CELERIS CORPORATION CONTINUES DISCUSSIONS WITH NASDAQ

NASHVILLE, Tennessee (May 9, 2001) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced that it has been notified by Nasdaq that it no longer meets the minimum $1.00 bid price per share requirement for continued listing on the Nasdaq National Market.

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the possibility that the Company may be unable to regain compliance with Nasdaq National Market continued listing requirements, including the $1 minimum bid as well as the $5 million minimum market value of the Company's public float; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 2000.

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